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                                                               Exhibit (3)(ii)


                    CERTIFICATE OF DESIGNATION, PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                               OF KCS ENERGY, INC.

         Pursuant to Section 151 and Section 303 of the General Corporation Law of the State of Delaware (the "DGCL"), KCS Energy, Inc., a corporation organized and existing under the DGCL (the "Corporation"),

         DOES HEREBY CERTIFY that provision for this Certificate of Designation, Preferences, Rights, and Limitations of Series A Convertible Preferred Stock ("Certificate of Designation") of the Corporation is contained in an Order dated January 30_, 2001, of the United States Bankruptcy Court for the District of Delaware in In re KCS Energy, Inc., et al., Case No. 00-0028 (PJW) and Case Nos. 00-0310 (PJW) through 00-0318 (PJW) confirming the KCS Energy, Inc., Debtor, Chapter 11 Plan of Reorganization.

         The designation and number of shares, and the relative rights, preferences, privileges, powers, and restrictions of the Series A Convertible Preferred Stock shall be as follows:

         Section 1. Designation and Amount.

         (a) There is hereby authorized and established a series of Preferred Stock that shall be designated as (i) "Series A Convertible Preferred Stock" (hereinafter referred to as "Series A Preferred"), to be issued pursuant to the Debtors' Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") in Case No. 00-0028 (PJW) in the United State Bankruptcy Court for the District of Delaware, and the number of shares constituting the Series A Preferred shall be 30,000. The number of shares of Series A Preferred may be increased or decreased by resolution of the Board of Directors.

         (b) Each share of Series A Preferred shall have a stated value equal to $1,000.00 (as such stated value may be adjusted for any stock dividends, combinations, splits, recapitalizations, and the like, the "Series A Stated Value").

         Section 2. Rank. The Series A Preferred shall rank senior, with respect to dividend rights and rights on liquidation, winding up, and dissolution, to the Common Stock, now or hereafter authorized, issued or outstanding.

         Section 3. Dividends.

         (a) The dividend rate on the Series A Preferred shall by 5.0% of the Series A Stated Value per share per annum, payable in equal quarterly installments of 1.25% of the Series A Stated Value, commencing on the later of April 30, 2001, or the first 30th day of a month occurring 61 days after the effective date of the Plan and quarterly thereafter from such date (each such date being hereinafter called a "dividend payment date" and each of such periods being hereinafter called a "dividend period"). Dividends on Series A Preferred shall be
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cumulative from and after the date of original issue thereof (the "Original
Issue Date") whether or not on any quarterly dividend date there shall be funds legally available for payment of dividends. Dividends payable during a dividend period of less than a calendar quarter shall be prorated based on the number of days elapsed in that period.

         (b) The holders of Series A Preferred, in preference to the holders of Common Stock or any series of Preferred Stock junior to the Series A Preferred, shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative dividends at the rate per annum set forth above, payable on the respective dates set forth above.

         (c) Except as provided herein, no dividend or distribution in cash, shares of stock, or other property shall be declared or set apart on any series of Preferred Stock ranking, as to dividends on a par with or junior to the Series A Preferred for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof set apart for such payment on the Series A Preferred for all dividend periods terminating on or prior to the date of payment of such dividends.

         (d) So long as any shares of Series A Preferred are outstanding, (i) no dividends (other than dividends in Common Stock) shall be declared or paid or set aside for payment, and no distribution shall be declared or made, upon the Common Stock or upon any class of stock ranking junior to the Series A Preferred as to dividends or upon liquidation and (ii) no purchase or redemption shall be made as to any stock ranking junior to or on a parity with the Series A Preferred as to dividends or on liquidation other than (A) a purchase or redemption made by issuance for delivery of such junior stock or (B) a purchase or redemption of Common Stock that, when aggregated with purchases and redemptions within the previous 12 months, does not exceed one percent of the aggregate outstanding Common Stock of the Corporation.

         (e) The amount of any dividends "accrued" on any shares of Series A Preferred at any dividend payment date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend payment date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Series A Preferred at any date other than a dividend payment date shall be calculated as the amount of any unpaid dividends accumulated to and including the last preceding dividend payment date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of 5.0% of the Series A Stated Value for the period after such last preceding dividend payment date to and including the date as of which the calculation is made, based on a 360-day year of twelve 30-day months.

         (f) Dividends shall be paid in cash; provided, however, that with respect to any dividend payment dates that fall within the period commencing on the Original Issue Date and ending on the second anniversary of the Original Issue Date, the Corporation may, at its option, pay dividends by the Corporation's issuance and delivery to each holder of Series A Preferred of a number of shares of Common Stock determined by dividing the dollar amount of such dividend by the Current Market Price (as hereinafter defined) on the dividend payment date; provided, however, that if the Series A and Series B 11% Senior Notes due January 15, 2003, issued by the Corporation pursuant to the Indenture dated as of January 15, 1996, as amended, have not been

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paid in full prior to the second anniversary of the Original Issue Date, the
Corporation may continue to pay dividend's by the issuance and delivery of shares of Common Stock until such Senior Notes have been paid in full. No fractional shares of Common Stock or scrip will be issued in respect of fractional interests resulting from any dividend hereunder, in lieu of any factional shares of Common Stock that may be issued as aforesaid, the holders thereof instead shall receive a cash payment in an amount equal to such fraction multiplied by the Current Market Prices.

         Section 4. Preference on Liquidation.

         (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of Common Stock or on any other class or series of stock ranking junior to the Series A Preferred upon liquidation, an amount per share of Series A Preferred equal to the Series A Stated Value, plus all declared but unpaid dividends thereon to the date fixed for distribution (the "Series A Liquidation Amount"). If upon the liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Series A Liquidation Amount, then all the assets so available for distribution to its stockholders shall be distributed ratably to the holders of the Series A Preferred in proportion to the aggregate amounts that would be payable to such holders if the assets of the Corporation were sufficient to pay the full amount to which they were entitled pursuant to this paragraph 4(a) and nothing more.

         (b) Upon the completion of the distributions required by paragraph (a) of this Section 4, the holders of Series A Preferred as such shall have no right to or claim to any of the remaining assets of the Corporation.

         (c) For purposes of this Section 4, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, a sale of all or substantially all of the assets of the Corporation (an "Asset Transfer"). The occurrence of an Asset Transfer shall entitle the holders of Series A Preferred to receive at the closing in cash, securities, or other property (valued as provided in paragraph 4(g) below) the respective amounts as specified in paragraph 4(a) in liquidation and redemption of their Series A Preferred, unless the holders of two-thirds of the outstanding shares of Series A Preferred, voting separately as a class, affirmatively vote that such transaction shall not be deemed to be a liquidation or winding up of the Corporation.

         (d) Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

         (e) Written notice of any liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less

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than 10 days prior to any payment date stated therein, to the holders of record of the Series A Preferred at their respective addresses as the same shall appear on the stock records of the Corporation.

         (f) For purposes of this designation, any stock of any series or class of the Corporation shall be deemed to rank:

                  (i) prior to the shares of Series A Preferred, either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in preference or priority to the holder of shares of Series A Preferred;

                  (ii) on a parity with the shares of Series A Preferred, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the Series A Preferred, if the holders of such stock shall be entitled to receive dividends or amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred; and

                  (iii) junior to the shares of Series A Preferred, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of such class or series shall not be entitled to receive dividends or amounts distributable upon dissolution, liquidation, or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred.

         Section 5. Redemption.

         (a) Required Redemption. Subject to the terms and conditions of this subparagraph, after the receipt by the Corporation of a written request (a "Redemption Request") on or after January 31, 2009, from the holders of not less than a majority of the then outstanding Series A Preferred (such shares being referred to as "Redemption Shares") that the Redemption Shares be redeemed, and concurrently with the surrender by such holders of the certificates representing the Redemption Shares, the Corporation shall, to the extent it may lawfully do so, redeem in one payment (the date of such payment, together with any other date upon which redemptions are made pursuant to this subparagraph or subparagraph (b), being referred to herein as a "Redemption Date") all of the Redemption Shares by paying in cash therefor an amount equal to the Series A Stated Value, plus all declared but unpaid dividends thereon to the Redemption Date. The total amount to be paid for the Redemption Shares is hereinafter referred to as the "Redemption Price." The Redemption Date shall be thirty (30) days following receipt by the Corporation of a Redemption Request, which date shall not be earlier than January 31, 2009.

         (b) Optional Redemption. The Corporation may, at its option, redeem all, or from time to time any, of the shares of Series A Preferred at the Redemption Price, if (i) the Redemption Notice (as hereinafter defined) is given by the Corporation within ten days

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following any 30 consecutive trading days during which the closing sales price of the Common Stock (if then traded on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq Stock Market as a National Market Security) exceeds $6.00 per share for at least 25 of such 30 trading days and (ii) the Corporation has filed with the Securities and Exchange Commission and caused to become effective on the business day prior to the Redemption Date a shelf registration statement under the Securities Act relating to the issuance by the Corporation of the Common Stock underlying the shares of Series A Preferred and the listing of such shares of Common Stock on each exchange or market on which the Common Stock is then listed. If less than all shares of Series A Preferred are to be redeemed, the minimum number of shares that may be redeemed at any one time shall be 5,000 shares and the outstanding shares shall be redeemed pro rata.

         (c) Change in Control. If a "Change in Control" of the Corporation shall occur, the Corporation shall, upon written request made within 60 days following the Change in Control by any holder of Series A Preferred outstanding on such date, redeem, out of funds legally available therefor, or for property or rights (including securities) offered to stockholders of the Corporation generally in connection with any such Change in Control transaction, the Series A Preferred of such holder on the first day that (i) is the first day of a month and (ii) is not less than 30 days following the Change in Control at the Redemption Price. As used in this subparagraph, the following terms have the following meanings:

                  "Change in Control" means (i) the first date on which any of the following events occurs, with or without the approval of the Board of Directors of the Corporation incumbent prior to the occurrence, (A) any Person shall become the Beneficial Owner of more than 50% of the Corporation's outstanding securities entitled to vote in elections of directors, or (B) as the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were directors of the Corporation immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Corporation or of any successor to the Corporation or (ii) the effective date of (A) any reorganization, consolidation, or merger of the Corporation with or into any Person in which the Corporation is not the surviving entity (excluding a merger for the sole purpose of changing the domicile of the Corporation)(an "Acquisition"), or (B) any sale or conveyance to another Person of all, or substantially all, of the assets or property of the Corporation.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Resolution.

                  A Person shall be deemed a "Beneficial Owner" of, and shall be deemed to "beneficially own," and shall be deemed to have "Beneficial Ownership" of, any securities:


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                  (i) which such Person or any of such Person's Affiliates or
         Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Resolution.

                  (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has

                           (A) the right to acquire (whether such right is
                  exercisable immediately or only after the passage of time or the satisfaction of a condition, or both) pursuant to any agreement, arrangement, or understanding (whether written or oral) or upon the exercise of conversion rights, exchange rights, rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" or to "beneficially own" securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of its Affiliates of Associates until such tendered securities are accepted for purchase or exchange; or

                           (B) the right to vote, alone or in concert with
                  others, pursuant to any agreement, arrangement, or understanding (whether written or oral) or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" or to "beneficially own" any security as a result of an agreement, arrangement, or understanding to vote such security if such agreement, arrangement, or understanding
                  (1) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                  (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (ii)(B) above) or disposing of any such securities. Despite the foregoing, for purposes of determining Beneficial Ownership of securities under this Resolution, officers and directors of the Corporation solely by reason of their status shall not constitute a group (notwithstanding that they may be Associates of one another or may be deemed to constitute a group for purposes of Section 13(d) of the Exchange Act) and shall not be deemed to own shares owned by another officer or director of the Corporation. Further, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Corporation.


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                  "Person" means any individual, firm, corporation, partnership, or other entity.

         (d) Redemption Notice. At least ten and not more than 60 days prior to the first scheduled Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holders, each Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such certificate or certificates representing the Redemption Shares to be redeemed (the "Redemption Notice"). Except as provided in paragraph 5(e) below, on or after each Redemption Date, each holder of shares of Series A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, free and clear of all claims, liens and encumbrances, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (e) Effect of Redemption. From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the shares of Series A Preferred designated for redemption in the Redemption Notice (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purposes whatsoever. If the funds of the Corporation legally available for redemption of any shares of Series A Preferred on any Redemption Date are insufficient to redeem the total number of Redemption Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed on the basis of the relative Redemption Price of the shares to be redeemed. The shares of Series A Preferred not redeemed shall remain outstanding and entitled all to the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares not redeemed, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

         (f) Discharge. At its option, the Corporation may, on or prior to a Redemption Date, deposit the aggregate amount payable upon redemption of shares to be redeemed with a bank or trust company having an office in Houston, Texas and having a combined capital and surplus (as shown by its latest published statement) of at least $100,000,000 (hereinafter referred to as the "Depositary") designated by the Board of Directors of the Corporation, to be held in trust by the Depositary for payment to the holders of the shares then to be redeemed. If such deposit is made and the funds so deposited are made available on such Redemption Date to holders of the shares to be redeemed, the Corporation shall thereupon be released and discharged (subject to the


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provisions of paragraph (g) of this Section 5) from any obligation to make payment of the amount payable upon redemption of the shares to be redeemed, and the holders of such shares shall look only to the Depositary for such payment.

         (g) Return of Funds. Any funds deposited with the Depositary with respect to shares of Series A Preferred converted pursuant to Section 7 prior to the close of business on a Redemption Date, and any such funds remaining unclaimed at the end of four years from and after such Redemption Date in respect of which funds were deposited, shall be returned to the Corporation; thereafter the holders of shares of Series A Preferred redeemed on such Redemption Date shall look only to the Corporation for the payment of the amount payable upon redemption thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it from time to time on demand.

         (h) Dividends. Notwithstanding the foregoing provisions of this Section 5, if any dividends on the Series A Preferred are in arrears, no purchase or redemption shall be made of any stock ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation (other than a purchase or redemption made by issuance for delivery of such junior stock; provided, however, that the foregoing shall not prevent the purchase of shares of Preferred Stock ranking on a parity with the Series A Preferred as to dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to the holders of all the outstanding Preferred Stock (including the Series A Preferred) so ranking on a parity with the Series A Preferred as to dividends and upon liquidation.

         Section 6. Voting. Holders of shares of Series A Preferred shall have no voting rights except that:

                  (a) Unless the vote of the holders of a greater number of shares of Series A Preferred shall then be required by law, the consent of the holders of at least a majority of all shares of the Series A Preferred at the time outstanding, given in person or by proxy, by a vote at a meeting called for the purpose at which holders of shares of Series A Preferred shall vote together as a class, shall be necessary
         (i) for authorizing or effecting the amendment, alteration, or repeal of any of the provisions of the Certificate of Incorporation of the Corporation, or of any certificate amendatory thereof or supplemental thereto, which would affect adversely the preferences, rights, powers, or privileges of this Series or (ii) to authorize, issue, or reclassify any class or series of the Corporation's capital stock that by its terms ranks on a parity with, or senior to, the Series A Preferred.

                  (b) If at the time of any meeting of stockholders for the election of directors a default in preference dividends on the outstanding shares of Series A Preferred shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the outstanding shares of Series A Preferred, to the extent provided in the terms hereof, shall have the right at such meeting, voting as a class, to elect by a plurality of the votes cast two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of shares of Series A Preferred (a "Preferred Director") shall continue to serve as a director for the full term for

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         which he is elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series A Preferred voting as a class at a meeting of stockholders or of the holders of Series A Preferred called for the purpose. So long as a default in preference dividends on the shares of Series A Preferred shall exist (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the holders of record of the shares of Series A Preferred, voting as a class, by a plurality of the votes cast, at the same meeting at which such removal shall be voted. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a "default in preference dividends" on shares of Series A Preferred shall be deemed to have occurred whenever the amount of unpaid dividends upon shares of Series A Preferred shall be equivalent to the aggregate of four full quarterly dividends or more, and having so occurred, such default shall be deemed to exist thereafter until all unpaid dividends on all shares of Series A Preferred then outstanding shall have been paid to the end of the last preceding dividend payment date.

                  (c) In addition to any rights granted to a holder of shares of Series A Preferred pursuant to this Resolution, shares of Series A Preferred shall be entitled to vote as a class or series, separate and apart from any other series of Preferred Stock or any holders of shares of Common Stock, on any matter as to which class voting is required under applicable law.

         Section 7. Conversion Right. The Series A Preferred shall be convertible into shares of the Common Stock of the Corporation at any time prior to redemption on and subject to the following terms and conditions:

         (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 7, the holder of any shares of Series A Preferred shall have the right at such holder's option, at any time or from time to time to convert all or any part of its shares of Series A Preferred into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth. In the event of any Asset Transfer or Acquisition (resulting in the exchange of the outstanding shares of capital stock of the Corporation for cash, securities, or other property), the holders of shares of Series A Preferred shall be entitled to convert their shares of Series A Preferred into Common Stock pursuant to this Section 7, effective upon (and conditioned upon) such Acquisition or Asset Transfer and upon payment of the Conversion Price concurrently therewith if not previously paid. In case any share of Series A Preferred is called for redemption, the right of conversion under this paragraph 7(a) shall terminate on the close of business on the day fixed for actual payment of the Redemption Price therefor unless the Corporation shall default in the payment due upon redemption thereof.


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          (b) Conversion Price. Each share of Series A Preferred shall be converted into the number of shares of Common Stock as is determined by dividing
(i) the Series A Stated Value by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of shares of Series A Preferred shall be $3.00 per share. The Conversion Price shall be subject to adjustment as set forth in paragraph 7(e). The Corporation shall pay any accrued but unpaid dividends through the Conversion Date.

         (c) Mechanics of Conversion. The holder of any shares of Series A Preferred may exercise the conversion right specified in paragraph 7(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice stating that the holder elects to convert all the shares represented thereby. Conversion shall be deemed to have been effected (i) in the case of a conditional conversion pursuant to paragraph 7(a), on the date of consummation of the transaction upon the consummation of which such conversion is conditioned; or (ii) in any other case, on the date when delivery of notice of an election to convert and certificates for shares is made, and any such date is referred to herein as the "Conversion Date". Subject to the provisions of clause (vi) of paragraph 7(e), as promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. Subject to the provisions of clause (vii) of paragraph 7(e), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

         (d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Board of Directors.

         (e) Conversion Price Adjustments. The Conversion Price and the securities or other property deliverable upon conversion of the Series A Preferred shall be subject to adjustment from time to time as follows:

                  (i) Issuances of Common Stock. If, at any time the Corporation issues any Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the then Conversion Price, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance and (y) the consideration, if any, received by the Corporation upon such issuance, by (B) the total number of shares of Common Stock outstanding immediately after such issuance. In no event shall the Conversion Price be increased as a result of issuances of Common Stock.

                  For the purpose of any adjustment of the Conversion Price pursuant to this clause (i) of this subparagraph 7(e), the following provisions shall be applicable:

                           (A) Cash. In the case of the issuance of Common Stock
                  for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any reasonable discounts, commissions, taxes, or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (B) Consideration Other Than Cash. In the case of the
                  issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith, irrespective of any accounting treatment; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                           (C) Options and Convertible Securities, etc. In the
                  case of (i) options, warrants, or other rights to purchase or acquire Common Stock (whether or not at the time exercisable),
                  (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible into or exchangeable) or (iii) options, warrants, or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                    (I) the aggregate maximum number of shares
                           of Common Stock deliverable upon exercise of such options, warrants, or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants, or rights plus the minimum purchase price provided in such options, warrants, or rights for the Common Stock covered thereby;

                                    (II) the aggregate maximum number of shares
                           of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants, or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants, or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants, or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities and the exercise of any related options, warrants, or rights (the consideration in each case to be determined in the manner provided in subclauses (A) and (B) above);

                                    (III) on any change in the number of shares
                           of Common Stock deliverable upon exercise of any such options, warrants, or rights or conversion of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, or rights not exercised prior to such change, or securities not converted or exchanged prior to such change, on the basis of such change;

                                    (IV) on the expiration or cancellation of
                           any such options, warrants, or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights, or securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such securities; and

                                    (V) if the Conversion Price shall have been
                           adjusted upon the issuance of any such options, warrants, rights, or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion, or exchange thereof;

                           provided, however, that no increase in the Conversion Price shall be made pursuant to this subclause (B) other than the readjustment contemplated in subclause
                           (B)(IV).

                           (D) Excluded Stock. "Excluded Stock" shall mean (I)
                  shares of Common Stock issued upon conversion of the Series A Preferred; (II) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued after the Original Issue Date to employees, officers, or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to any incentive or bonus plan or any similar plan or arrangement adopted by the Board of Directors providing for the issuance of such securities or rights; (III) shares of Common Stock issued pursuant to the exercise of options, warrants, purchase rights, or convertible securities outstanding as of the Original Issue Date; (IV) shares of Common Stock issued pursuant to a stock split, combination, dividend or distribution pursuant to Section 7(e)(ii) or (iii); (V) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors; (VI) shares of Common Stock issued in connection with any other transaction approved by holders of at least a two-thirds of the outstanding shares of Series A Preferred (voting on an as converted basis as of the date of such vote); or (VII) any equity securities issued to any bank, equipment lessor or equipment vendor pursuant to a financing agreement that is not for equity financing purposes and that is approved by the Board of Directors.

                  (ii) Stock Dividends. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Preferred is increased by a stock dividend payable to the holders of Common Stock in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Price shall be appropriately reduced so that the holder of any shares of Series A Preferred thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Series A Preferred been converted immediately prior thereto.

                  (iii) Combination of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Preferred is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased so that the holder of any shares of Series A Preferred thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Series A Preferred been converted immediately prior thereto.

                  (iv) Reorganizations. In case of (A) any capital reorganization of the Corporation, (B) any reclassification of the Common Stock, (C) any Acquisition or Asset Transfer, or (D) any distribution of cash or other assets or of notes or other indebtedness of the Corporation or any other securities of the Corporation (except Common Stock) to the holders of its Common Stock, each share of Series A Preferred shall, after such capital reorganization, reclassification, Acquisition, Asset Transfer, or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which the Common Stock issuable (at the time of such capital reorganization, reclassification, Acquisition, Asset Transfer, or such distribution) upon conversion of such share of Series A Preferred would have been entitled upon such capital reorganization, reclassification, Acquisition, Asset Transfer, or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which such share of Series A Preferred would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred. In case of any distribution of any security (including rights or warrants to subscribe for any such securities) of the Corporation (except Common Stock) to the holders of its Common Stock where the nature of that security is such that the adjustment provisions in this clause (iv) would not properly grant to the holder of Series A Preferred rights intended to be granted hereby, then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction the numerator of which shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price on the record date mentioned below, less the fair market value (as determined in good faith by the Board of Directors) of the securities distributed by the Corporation and the denominator of which shall be the total number of outstanding shares of Common Stock multiplied by the Current Market Price; such adjustment shall become effective as of the record date for the determination of shareholders entitled to receive such distribution. The subdivision or combination of shares of Common Stock issuable upon conversion of shares of Series A Preferred at any time outstanding into a greater or lesser number of Shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock of the Corporation for the purposes of this clause (iv). In the event of such a Acquisition or Asset Transfer under this clause (iv) to which paragraph 5(c) hereof applies, each holder of shares of Series A Preferred shall be entitled, at such holder's option, to receive payment pursuant to such paragraph 5(c), effective upon (and conditioned upon) such consolidation, merger, sale, lease or other transfer.

                  (v) Failure to Register Common Stock. If the Conversion Shares (as hereinafter defined) have not been registered by the Corporation under the Securities Act prior to (A) the first anniversary of the Original Issue Date, the Conversion Price shall be reduced to $2.50, (B) the date 18 months following the Original Issue Date, the Conversion Price shall be reduced to $2.00, (C) to the second anniversary of the Original Issue Date, the Conversion Price shall be reduced to $1.50, or
        (D) the date 30 months following the Original Issue Date, the Conversion Price shall be reduced to $1.00.

                  (vi) Rounding of Calculations; Minimum Adjustment. All calculations under this paragraph 7(e) shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 7(e) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                  (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph 7(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series A Preferred converted after such record date and before the occurrence of such event the additional shares of Common Stock or other property issuable or deliverable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such conversion before giving effect to such adjustment; provided, however, that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustment.

         (f) Current Market Price. The Current Market Price shall mean, as of any date, 5% of the sum of the average, for each of the 20 consecutive Trading Days immediately prior to such date, of either: (i) the high and low sales prices of the Common Stock on such Trading Day as reported on the composite tape for the principal national securities exchange on which the Common Stock may then be listed, or (ii) if the Common Stock shall not be so listed on any such Trading Day, the high and low sales prices of Common Stock in the over-the-counter market as reported by the Nasdaq Stock Market for National Market Issues, or (iii) if the Common Shares shall not be included in the Nasdaq National Market System on any such Trading Day, the representative bid and asked prices at the end of such Trading Day in such market as reported by the Nasdaq Stock Market, or (iv) if there be no such representative prices reported by the Nasdaq Stock Market, the lowest bid and highest asked prices at the end of such Trading Day in the over-the-counter market as reported by the Nasdaq Bulletin Board or the National Quotation Bureau, Inc., or any successor organization. For purposes of determining Current Market Price, the term "Trading Day" shall mean a day on which an amount greater than zero can be calculated with respect to the Common Stock under any one or more of the foregoing categories (i), (ii), (iii) and (iv), and the "end" thereof, for the purposes of categories (iii) and (iv), shall mean the exact time at which trading shall end on the New York Stock Exchange. If the Current Market Price cannot be determined under any of the foregoing methods, Current Market Price shall mean the fair value per share of Common Stock on such date determined by the Board of Directors in good faith, irrespective of any accounting treatment.

         (g) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 7(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred and at the principal office of the Corporation a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each holder of shares of Series A Preferred. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 7(h).

         (h) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (ii) (but only if the action of the type described in clause (ii) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 7(e), the Corporation shall give notice to each holder of shares of Series A Preferred, in the manner set forth in subparagraph 7(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (i) Treasury Stock. For the purposes of this paragraph 7, the sale or other disposition of any Common Stock of the Corporation theretofore held in its treasury shall be deemed to be an issuance thereof.

         (j) Costs. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation or other securities or property upon conversion of any shares of Series A Preferred; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of the shares of Series A Preferred in respect of which such shares are being issued.

         (k) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred and set aside and keep available any other property deliverable upon conversion of all outstanding shares of Series A Preferred.

         (l) Registration. The Corporation shall in good faith use its commercially reasonable best efforts to register the shares of Common Stock reserved for the purpose of conversion of shares of Series A Preferred (the "Conversion Shares") under the Securities Act and any applicable state securities laws, as expeditiously as possible and in any event within 180 days following the Original Issue Date, and shall list such shares on each stock exchange on which the Common Stock is then listed.

         (m) Valid Issuance. All shares of Common Stock or other securities which may be issued upon conversion of the shares of Series A Preferred will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         (n) Good Faith. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred against impairment.

         (o) Dividends. All declared and accrued but unpaid dividends with respect to a share of Series A Preferred shall, upon conversion of such share into Common Stock, be paid in cash to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor. Any partial payment shall be made pro rata among the holders of such shares.

         Section 8. Notice of Non-Cash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions. In the event: (a) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; (b) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or other entity, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred, at least 15 days prior to the record date in respect of matters or events specified in (a) or (b) above or the effective date in respect of matters specified in (c) or (d) above, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

         Section 9. Status of Converted or Purchased Stock. All shares of Series A Preferred repurchased, converted, or otherwise acquired by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series A Preferred.

         Section 10. Common Stock. Whenever reference is made in this Certificate of Designation to "Common Stock," "Common Stock" shall mean all shares now or hereafter authorized of the class of the capital stock of the Corporation designated as Common Stock, par value $.01 per share, and stock of any other class into which such shares may hereafter be changed.

         Section 11. Business Days. If any Redemption Date or dividend payment date does not fall on a business day, the Corporation may delay payment of any amounts due on any such date until the business day next following such date. For purposes of this designation, the term

"business day" means each Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in Houston, Texas are authorized or obligated by law to be closed.

         IN WITNESS WHEREOF, this Certificate of Designation has been signed by its authorized officer, this 15th day of February, 2001.

                                      KCS ENERGY, INC.


                                      By:
                                          ------------------------------------
                                           James Christmas
                                           President and CEO